Exhibit 4.7

Dated the day of 15 June 2023

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TENANCY AGREEMENT

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BETWEEN

BERJAYA STEEL WORKS SDN BHD

[Company Registration No. *]

(“The Landlord”)

AND

STARBOX REBATES SDN. BHD.

[Company Registration No. *]

(“The Tenant”)

THE LANDLORD’S SOLICITORS

ELIZABETH TEH & CO.

Advocates & Solicitors

A-7-8, Block A, Gembira Park,

Jalan Riang, Happy Garden,

Off Jalan Kuchai Lama,

58200 Kuala Lumpur.

Tel: [*]

Email: [*]

[Ref: 7427/23/TA/SRSB/ETC(05)]

TENANCY AGREEMENT

AN AGREEMENT is made this day of 15 JUN, 2023

BETWEEN

BERJAYA STEEL WORKS SDN BHD [Company Registration No. *], a company incorporated in Malaysia under the Companies Act, 1965 and having its business address at 191-5, 5th Floor, Wisma CKE, Jalan Lancang, Off Jalan Cheras, 56100 Kuala Lumpur (hereinafter referred to as the “Landlord”) of the one part;

AND

The party whose name and particulars are set out in Section 1 of Schedule A hereto (hereinafter referred to as the “Tenant”).

NOW IT IS HEREBY AGREED AS FOLLOWS:-

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

1.1.1	In this Agreement, where the context so admits and unless it is otherwise expressly provided, the following words and expressions shall have the following meanings:-

“Appropriate Authorities”	means any federal, state or local government, semi or quasi- governmental or other statutory or authorities departments, agencies or regulatory bodies or having jurisdiction from time to time and at any time over a relevant matter;

“Month”	means a month in the Gregorian calendar commencing from the first day of such month and expiring on the last day of that month;

“Building”	means all parcels and common facilities at Phase lA Shop Office including common property of Sunway Velocity development;

“Business Commencement Date”	means the date on which the Tenant shall commence its business at the Demised Premises as set out in Section 4(c) of Schedule A hereto;

“Commencement Date”	means the commencement date of the Tenancy as set out in Section 4(a) of Schedule A hereto;

“Common Property”	means:

(i)	corridors, passages, stairways, landings, fire escapes, exits, lobbies, toilets, courtyards and other parts of the Building and Land excluding the Demised Premises and other parcels or parts of the Building and/or the Land rented, leased, or used by or reserved for use, rent or lease by the Landlord;

(ii)	foundations, columns, beams support, outer walls and roof of the Building;

(iii)	central and appurtenant installations for services such as power, light, cold water (if any), public address and sound system (if any) fire sprinkler system and air-conditioning (if any) provided to the Building;

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(iv)	lifts, water closets, tanks, pumps motors, fans, compressors, fixtures, fittings, pipes, ducts and installations now or hereafter with other tenants or occupants of the Building or public;

(v)	so much of the Land as is not comprised in the Building or in any parcel therein and includes car parks, common walk ways internal roads/driveways, footpaths, pedestrian pathways, landscaped areas, drains, sewers, culverts, sumps, pipes, wires, cables, ducts, lightings and all other fixtures and fittings, structures and installations which are capable of being used or enjoyed by the Tenant in common with other tenants and/or occupants of the Building and/or other persons entitled to the use thereof; and

(vi)	such other areas of the Building and/or Land which the Landlord may designate from time to time as common property;

“Default Rate”	means the rate of interest being ten per centum (10%) per annum calculated on a daily basis;

“Demised Premises”	means all that piece and parcel of premises in the Building as described in Section 2 of Schedule A hereto;

“Deposits”	means the Security Deposit, the Utilities Deposit, Service Charge Deposit and Fit-Out Deposit;

“Fit-Out Guide”	means the manual to be obtained by the Tenant from the Landlord or Management Company for the purpose of Fitting Out Works which contains the guidelines and regulations, including any additional payments to the Landlord or the Building Management Company to be strictly complied with by the Tenant;

“Fit-Out Works”	means the necessary renovations, installation, fittings out works to be carried out by the Tenant at its own cost and expenses in the Demised Premises in accordance with the terms and conditions of the Fit-Out Guide supplied by the Landlord or the Building Management Company to the Tenant;

“Fixtures and Fittings”	means the fixtures and fittings set out in Schedule B hereto;

“SST”	means goods and service tax payable at the prescribed rate by the Tenant to the Landlord under the provisions of the Sales Tax Act 2018 and Services Tax Act, 2018;

“Land”	means all that piece and parcel of land comprised in the title upon which the Building is erected;

“Landlord”

means BERJAYA STEEL WORKS SON BHD [Company Registration No. *], a company incorporated in Malaysia under the Companies Act, 1965 and having its business address at 191-5, 5th Floor, Wisma CKE, Jalan Lancang, Off Jalan Cheras, 56100 Kuala Lumpur;

“Layout and Floor Plan”	means the plan of the Demised Premises and the layout of that floor of the Building where the Demised Premises is located as set out in Schedule E hereto;

“Building Management Company”	means any person or body corporate (whether related to the developer or otherwise) duly appointed by the developer to carry out the duties and functions of the developer in relation to the management and maintenance of the Common Property, Phase lA Shop Office Common Facilities and such other services and facilities serving the development of Sunway Velocity and where the context permits shall include its servant and authorized agents.;

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“Rental” or “Rent”	means the rent specified in Section 5(a) of Schedule A hereto payable at the time set out in Section S(b) of Schedule A hereto;

“Security Deposit”	means the sum specified in Section 6(a) of Schedule A hereto to be paid to the Landlord;

“Services”	means the maintenance and upkeep of the Common Property;

“Service Charge”	means the sum specified in Section 7(a) of Schedule A hereto or such other rate or sum which may be stipulated from time to time by the Developer or the Building Management Company;

“Service Charge Deposit”	means the sum specified in Section 6(c) of Schedule A hereto to be paid to the Landlord or Building Management Company;

“Fit-Out Deposit”	means the sum specified in Section 8 (a) of Schedule A hereto to be paid to the Building Management Company;

“Possession”	means possession of the Demised Premises for the purpose of fitting out which shall be delivered in the manner as provided under Clause 4.2 hereof

“Tenant”	means the party whose name and particulars are set out in Section 1 of Schedule A hereto;

“Term”	means the term of the tenancy as set out in Section 3 of Schedule A hereto;

“Utilities Deposit”	means the sum stipulated in in Section 6(b) of Schedule A hereto to be paid to the Landlord.

1.2	Interpretation

1.2.1	In this Agreement unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided:-
1.2.1.1	words importing the singular include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter gender and vice versa;

1.2.1.2	a period of days from the happening of any event or the doing of any act or thing shall be deemed to be inclusive of the day on which the event happens or the act or things is done and if the commencement day or last day of the period is not a Business Day the period shall exclude such non-Business Day;

1.2.1.3	the expression “Ringgit Malaysia” and the abbreviation “RM” shall mean the lawful currency of Malaysia;

1.2.1.4	any payment of any monies due from the Tenant under this Agreement shall be made by local bankers’ cheque or bank draft or cheque or bank transfer or cash. Where payment is made by the banker’s cheque or bank draft it shall be deemed to have been made on the day the Landlord receives the bankers cheque or bank draft and where the payment is made by cheque such payment shall be deemed to be made on the third (3rd) Business Day from the date or receipt of the cheque by the Landlord SUBJECT always to clearance for payment thereof;

1.2.1.5	the headings and sub-headings in this Agreement are inserted for convenience and ease of reference only and shall not in any way define, limit, construe or describe the scope of intent of the terms, conditions and clauses of this Agreement nor shall it in any way affect the construction and interpretation of the provisions of this Agreement;

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1.2.1.6	any reference to statutes, ordinances or regulations shall include any statutes, ordinances or regulations and all subordinate or other legislation whether amending, consolidating or replacing the same or otherwise;

1.2.1.7	where in this Agreement, the doing or executing of any act, matter or thing by the Tenant is dependent or conditional upon the consent or approval or permission of the Landlord, such consent or approval or permission shall be in writing and may be given or withheld by the Landlord at its absolute discretion;

1.2.1.8	any covenant by the Tenant not to do an act or thing shall be deemed to include an obligation not to permit or suffer such act or thing to be done by any servant, agent, employee, contractor, invitee or any other person claiming through or under the Tenant;

1.2.1.9	no contra proferentum rule shall apply to the disadvantage of the party preparing this Agreement of any part thereof;

1.2.1.10	the schedules annexures and appendices hereto shall be read and construed as at integral part of this Agreement.

2.	GRANT OF TENANCY

2.1	Grant of Tenancy

2.1.1	The Landlord agrees to let and the Tenant agrees to take on let the Demised Premises described in Section 2 of Schedule A hereto together with the Fixtures and Fittings (if any) set out in Schedule B hereto for the Term set out in Section 3 of Schedule A hereto commencing from the Commencement Date set out in Section 4(a) of Schedule A hereto and expiring on the date set out in Section 4(b) at the Rent set out in Section 5(a) of Schedule A hereto payable in advance at the time set out in Section 5(b) of Schedule A hereto.

2.2	“As is where is” Basis

2.2.1	The Tenant hereby declares that the Tenant has inspected the Demised Premises, the Layout and Floor Plan, the boundaries of the Demised Premises marked by the Landlord and its specifications and is satisfied with the existing state ad condition of the Demised Premises and agrees to take the tenancy of the Demised Premises on an “as is where is” basis and upon the terms and conditions set out in this Agreement.

2.3	Common Property

2.3.1	The Tenant acknowledges that the Common Property does not form part of the Demised Premises and the Tenant’s use and enjoyment of the Common Property shall be in common with other persons and any such use by the Tenant shall be subject to such conditions imposed by the Developer and/or the Building Management Company. For the avoidance of doubt the Developer and/or the Building Management Company shall be entitled at any time and from time to time to exclude or suspend any part of the Common Property for use by the Tenant and the Developer and/or the Building Management Company may use any part of the Common Property for such purpose and in such manner as the Developer and/or the Building Management Company deems fit whether or not to the exclusion of the Tenant.

2.3.2	The term “Common Property” under this Agreement shall not have the same meaning described to “common property” under the Strata Titles Act, 1985.

2.4	Measurement of Demised Premises and Layout and Floor Plan

2.4.1	The Tenant declares and agrees that:

2.4.1.1	the measurements and boundaries of the Demised Premises are believed to be correct;

2.4.1.2	the Tenant has been offered the opportunity by the Landlord to verify the measurements and boundaries of the Demised Premises;

2.4.1.3	the Tenant accepts the measurement and boundaries of the Demised Premises as correct and agrees to the Rent as set out in Section 5(a) of Schedule A hereto;

2.4.1.4	the layout of the floor in which the Demised Premises is situate or the layout of other floors of the said Building may be changed at the absolute discretion of the Landlord at any time and from time to time;

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2.4.1.5	any error or misstatement as to the description of the area of the Demised Premises or any changes to the Layout and Floor Plan shall not be given the Tenant on entitlement to any reduction of the Rent nor shall such error or misstatement or changes to the Layout and Floor Plan made at any time and from time to time annul the tenancy granted herein or entitle the Tenant to terminate this Agreement.

2.5	Failure to Occupy

2.5.1	In the event the Tenant shall fail to commence business at the Demised Premises on the Business Commencement Date set out in Section 4(c) of Schedule A hereto or any extension of time as may be allowed by the Landlord in writing, the Landlord shall be entitled to terminate this Agreement at any time thereafter by not less than Seven (7) days’ notice in writing whereupon:

2.5.1.1	the Deposits shall be forfeited absolutely to the Landlord without prejudice to the Landlord’s rights to claim further damages incurred by the Landlord; and

2.5.1.2	the Landlord shall be entitled and be at liberty without reference to the Tenant to deal with, let, demise, lease or dispose the Demised Premises at the Landlord in its absolute discretion deems fit;

2.5.1.3	the Landlord shall be entitled and authorized at the costs of the Tenant to:

2.5.1.3.1	dismantle, demolished, remove and dispose the Fit-Out Works as garbage; and

2.5.1.3.2	reinstate the Demised Premises to its original state and condition; and

2.5.1.3.3	remove all goods, possessions, objects, articles, equipment, machineries and other effects found or located or stored in the Demised Premises (hereinafter referred to as the “Tenant’s Items”) and store the Tenant’s Items at any place or warehouse as the Landlord deems fit at the cost and expenses of the Tenant and if at the expiry of Thirty (30) days from the date of notice by the Landlord to the Tenant to remove or collect the Tenant’s Items, the Tenant fails, refuses and/or neglects to collect the Tenant’s Items and pay for the costs and expenses incurred by the Landlord in dismantling, demolishing, removing and disposing the Fit-Out Works, reinstating the Demised Premises to its original state and condition and storage of the Tenant’s Items the Landlord shall be at liberty to sell and/or auction off the Tenant’s Items and use the proceeds thereof to pay for the costs and expenses of storage and disposal/sale/auction and all sums owing by the Tenant to the Landlord including damages payable by the Tenant to the Landlord and the balance thereof (if any) shall be paid to the Tenant free of interest;

2.5.1.3.4	the Tenant agrees that the Tenant’s Items may be sold by the Landlord at such price as it deems fit and the Tenant hereby irrevocably declares that it shall be bound by the sale price and shall not on any account whatsoever challenge the sale price on the ground that it does not represent a fair and adequate market value or that the Landlord has no authority to sell the Tenant’s items.

2.5.2	Nothing herein shall impose any obligation on the Landlord to carry out all or any of the acts set out in Clause 2.5.1.3 hereof and if the Landlord in its absolute discretion decides not to dismantle, demolish, remove or dispose the Fit-Out Works, the Landlord shall not be required to pay to the Tenant any sum, whether as compensation or reimbursement or otherwise, for the Fit-Out Works and upon termination of this Agreement pursuant to Clause 2.5.1 hereof the Fit-Out Works shall be deemed to belong to the Landlord absolutely.

3.	SECURITY DEPOSIT/UTILITIES DEPOSIT/SERVICE CHARGE DEPOSIT

3.1	Security Deposit

3.1.1	Upon execution of this Agreement and prior to occupation of the Demised Premises the Tenant shall pay to the Landlord the Security Deposit of the amount set out in Section 6(a) of Schedule A hereto as security for the due and punctual observance and performance of the Tenant’s obligations under this Agreement which Security Deposit may be increased at any time and from time to time at the absolute discretion of the Landlord.

3.1.2	The Security Deposit shall be maintained in the amount stipulated in Section 6(a) of Schedule A or such increased amount as may be stipulated by the Landlord at any time and from time to time and the Tenant shall not be entitled to treat the Security Deposits as Rent or set-off the Security Deposit against any Rent or arrears of Rent or other payments due or payable to the Landlord by the Tenant.

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3.2	Appropriation of Security Deposit

3.2.1	If the Tenant fails to punctually observe and/or perform its obligations under this Agreement and/or the Tenant is in breach and/or default of any provisions of this Agreement the Landlord may in its absolute discretion apply/appropriate so much of the Security Deposit as it thinks fit to make good and/or to compensate it for loss or damage sustained or suffered by the Landlord due to or arising from such breach. Any appropriation by the Landlord shall not be deemed to be a waiver of the Landlord’s claim for any outstanding monies owing by the Tenant to the Landlord and/or other remedies or rights conferred upon the Landlord in law or in equity or under this Agreement in respect of the Tenant’s breach and/or default and shall not in any way prejudice any other remedies and/or rights of the Landlord arising from such breach and/or default by the Tenant.

3.3	Maintenance and Reinstatement of Security Deposit

3.3.1	If the Security Deposit or any part thereof is appropriated by the Landlord the Tenant shall within seven (7) days of demand by the Landlord reinstate the Security Deposit by paying the Landlord the amount so appropriated by the Landlord.

3.3.2	It shall be deemed a material breach of the terms of this Agreement in the event of a breach of Clause 3.3.1 hereof.

3.4	Utilities Deposit

3.4.1	Upon execution of this Agreement and prior to occupation of the Demised Premises the Tenant shall pay to the Landlord the Utilities Deposit of the amount set out in Section 6(b) of Schedule A hereto as security for the due and punctual settlement of bills and invoices for electricity supply, telephone, water, conservancy, sewerage (including Indah Water payments) and other public utilities (if any),which Utilities Deposit may be increased at any time and from time to time at the discretion of the Landlord.

3.4.2	The Utilities Deposit shall be maintained in the amount stipulated in Section 6(b) of Schedule A or such increased amount as may be stipulated by the Landlord at any time and from time to time and the Tenant shall not be entitled to treat the Utilities Deposit as payment of utilities bills or invoices or set-off the Utilities Deposit against any bills or invoices for utilities or other payments due or payable to the Landlord by the Tenant.

3.5	Appropriation of Utilities Deposit

3.5.1	If the Tenant fails to punctually observe and/or perform its obligations under this Agreement and/or the Tenant is in breach and/or default of any provisions of this Agreement and/or the Tenant fails to settle any bills with regard to electricity supply, telephone, water, conservancy, sewerage (including Indah Water payments) and other public utilities (if any) and/or Service Charges the Landlord may in its absolute discretion apply/appropriate so much of the Utilities Deposit as it thinks fit to settle the same. Any appropriation by the Landlord shall not be deemed to be waiver of the Landlord’s claim for any outstanding monies owing by the Tenant to the Landlord and/or other remedies or rights conferred upon the Landlord in law or in equity or under this Agreement in respect of the Tenant’s breach and/or default and shall not in any way prejudice any other remedies and/or rights of the Landlord arising from such breach and/or default by the Tenant.

3.6	Maintenance and Reinstatement of Security Deposit

3.6.1	If the Utilities Deposit or any part thereof is appropriated by the Landlord the Tenant shall within seven (7) days of demands by the Landlord reinstate the Utilities Deposit by paying the Landlord the amount so appropriated by the Landlord.

3.6.2	It shall be deemed a material breach of the terms of this Agreement in the event of a breach of Clause 3.6.1 hereof.

3.7	Service Charge Deposit (if applicable)

3.7.1	Upon execution of this Agreement and prior to occupation of the Demised Premises the Tenant shall pay to the Landlord the Service Charge Deposit of the amount set out in Section 6(c) of Schedule A hereto, if applicable, as security for the due and punctual payment of Service Charge, which Service Charge Deposit may be increased at any time and from time to time at the discretion of the Landlord in the event the Service Charge has been increased by the Developer and/or the Building Management Company on the Landlord.

3.7.2	The Service Charge Deposit, if applicable, shall be maintained in the amount stipulated in Section 6(c) of Schedule A or such increased amount as may be stipulated by the Landlord at any time and from time to time and the Tenant shall not be entitled to treat the Service Charge Deposit as payment of Service Charge or set-off the Service Charge Deposit against the Service Charge or arrears of Service Charge or payments due or payable to the Landlord by the Tenant.

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3.8	Appropriation of Service Charge Deposit

3.8.1	If the Tenant fails to punctually observe and/or perform its obligations under this Agreement and/or the Tenant is in breach and/or default of any provisions of this Agreement and/or the Tenant fails to settle Service Charge, if applicable, and/or any bills or invoices with regard to electricity supply, telephone, water, conservancy, sewerage (including Indah Water payments) and other public utilities (if any) the Landlord may in its absolute discretion apply/appropriate so much of the Service Charge Deposit, if applicable, as it thinks fit to settle the same. Any appropriation by the Landlord shall not be deemed to be a waiver of the Landlord’s claim for any outstanding monies owing by the Tenant to the Landlord and/or other remedies or rights conferred upon the Landlord in law or in equity or under this Agreement in respect of the Tenant’s breach and/or default and shall not in any way prejudice any other remedies and/or rights of the Landlord arising from such breach and/or default by the Tenant.

3.9	Maintenance and Reinstatement of Service Charge Deposit

3.9.1	If the Service Charge Deposit or any part thereof is appropriated by the Landlord the Tenant shall within seven (7) days of demand by the Landlord reinstate the Service Charge Deposit by paying the Landlord the amount so appropriated by the Landlord.

3.9.2	It shall be deemed a material breach of the terms of this Agreement in the event of a breach of Clause 3.9.1 hereof.

3.10	Interchangeability of Deposits

3.10.1	The Security Deposit and the Utilities Deposit and the Service Deposit (if applicable) may be utilized or appropriated or forfeited interchangeably by the Landlord at the Landlord’s discretion against any and all moneys due from the Tenant to the Landlord under this Agreement and/or outstanding payments due to the utilities company.

3.10.2	The Tenant shall not have any of the rights and/or power conferred on the Landlord pursuant to Clause 3.10.1 hereof.

3.11	Assignment of Deposits

3.11.1	The Tenant shall not be entitled and is absolutely prohibited from assigning, charging, pledging or in any way encumbering the Deposits.

3.11.2	The Landlord shall be entitled to assign or transfer the Deposits in whole or in part to any person body company or financial institution whether as security or otherwise.

3.12	Forfeiture of Deposits

3.12.1	Notwithstanding any provisions to the contrary in the event the Tenant is in breach and/or in default and/or fails to observe or comply with any terms and conditions of this Agreement the Landlord shall be entitled to forfeit the Deposits in addition to any other rights or remedy under this Agreement or available to the Landlord in law or in equity to recover all outstanding Rent, service charges, outstanding utilities bills/invoices, damages and other sums due or owing by Tenant to the Landlord under this Agreement.

3.13	Refund of Deposits

3.13.1	Upon the expiry of this Agreement and PROVIDED that the Tenant is not in breach of this Agreement or indebted or otherwise liable to the Landlord for non-observance or non-performance of any of the Tenant’s obligations under this Agreement and SUBJECT to the Tenant redelivering vacant possession of the Demised Premises to the Landlord in good and tenantable repair and in accordance with Clause 10.5.1.2 hereof and delivering the receipts evidencing settlement of electricity, water and sewerage (Indah Water) payments/invoices up to the day of delivery of vacant possession of the Demised Premises to the Landlord in the manner set out in this Agreement, the Deposits shall be refunded free of interest to the Tenant within fourteen (14) days of compliance of the above.

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4.	RENT

4.1	Payment of Rent

4.1.1	The Tenant shall during the term of this tenancy, whether formally demanded or not, promptly and punctually pay to the Landlord the Landlord the Rent set out in Section 5(a) of Schedule A hereto monthly in advance at the time and in the manner set out in Section 5(b) of Schedule A hereto free of all deductions except that the first of such Rent shall be paid upon execution of this Agreement and if the Commencement Date does not fall on the first day of a calendar month, then the first of such payment payable by the Tenant to the Landlord upon execution of this Agreement shall be the aggregate of the rent payable for:

4.1.1.1	the period computed from the Commencement Date until the end of that calendar month, pro-rated accordingly to the Rent; and

4.1.1.2	the full Rent payable for the following calendar month.

4.1.2	In the event the Tenant shall fail to pay the Rent within the time stipulated in Section 5(b) of Schedule A hereto the Tenant shall be additionally liable to pay to the Landlord interest at the rate of ten per centum (10%) per annum on the amount of Rent outstanding without prejudice to any other rights or remedy which the Landlord may have against the Tenant under this Agreement.

4.2	Rent Free Period

4.2.1	Before the Commencement Date and subject to the execution of this Agreement, the Landlord shall permit and grant the Tenant a licence enter into the Demised Premises to attend to the preliminary renovation works (hereinafter referred to as “Possession”). No Rent is payable by the Tenant to the Landlord during this period of time.

4.2.2	Notwithstanding to the POSSESSION of the Demised Premises shall be delivered by the Landlord to the Tenant from the period as set out in Section 8(c) of Schedule A SUBJECT ALWAYS to the following:-

4.2.2.1	prior execution of this Agreement;

4.2.2.2	Landlord or Building Management Company’s approval of the Tenant’s fitting out plans, which such approval shall not be unreasonably withheld; and

4.2.2.3	settlement of the Rent for the first (1st) month of the Term, the Security Deposit, the Utilities Deposit and the Fit-Out Deposit

4.2.3	The Landlord hereby agrees to grant the Tenant during the Fit-Out Period as set out in Section 8(d) of Schedule A, rent free for fit out purposes which shall be commence from the date for Commencement of Fit Out Works as set out in Section 8(c) of Schedule A of the Demised Premises by the Tenant.

4.2.4	The Fit-Out Deposit as set out in Section 8(a) of Schedule A shall be refunded by the Building Management Company to the Tenant upon completion of the renovation works PROVIDED ALWAYS THAT the renovation works have been approved by the Landlord or the Building Management Company (such approval shall not be unreasonably withheld) and SUBJECT ALWAYS to the rights of the Building Management Company to deduct any part of the Fit-Out Deposit to cover any expenses incurred by the Landlord to rectify any damage to the Building caused by the renovation works.

4.2.5	The Tenant shall comply with all the relevant rules and regulations of the Building Management Company in the carrying out of the fitting-out works.

4.3	Increase of Rent

4.3.1	In the event the quit rent or assessment or property taxes or rates or other imposition of a like nature by whatever name called payable to the Appropriate Authorities in respect of the Demised Premises or the Building or the Land is/are increased at any time during the term of the tenancy the Landlord shall have the absolute right to increase the Rent or require the Tenant to pay for such increase in municipal or other rates, assessments or property tax or other imposition of a like nature by whatever name called over and above the amount levied and/or imposed at the commencement of the Term as may be apportioned (if necessary) by the Landlord.

4.4	Sales and Service Tax (SST)

4.4.1	Where SST or any tax of a similar nature is required to be paid by the Landlord to the Appropriate Authorities in respect of any sums payable by the Tenant to the Landlord or the Managing Agent such amount of SST or other tax at the prescribed rate shall be borne by the Tenant and shall be paid in advance together with the Rent and other sums payable by the Tenant to the Landlord provided that a tax invoice shall be issued to the Tenant.

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5.	SERVICE CHARGES (IF APPLICABLE)

5.1	Payment of Service Charge

5.1.1	During the terms of this tenancy and in addition to the Rent, the Tenant shall pay to the Developer and/or Building Management Company monthly in advance the Service Charge, if applicable as set out in Section 7(a) of Schedule A hereto, if applicable, at the time and in the manner ser out in Section 7(b) of Schedule A hereto free of all deductions except that the first of such Service Charge shall be paid upon execution of this Agreement and if the Commencement Date does not fall on the first day of a calendar month, then the first of such payment payable by the Tenant to the Developer and/or Building Management Company upon execution of this Agreement shall be the aggregate of the Service Charge payable for:

5.1.1.1	the period computed from the Commencement Date until the end of that calendar month, pro-rated accordingly to the monthly Service Charge; and

5.1.1.2	the full Service Charge payable for the following calendar month.

5.1.2	In the event the Tenant shall fail to pay the Service Charge, if applicable, within the time stipulated in Section 7(b) of Schedule A hereto the Tenant shall be additionally liable to pay to the Landlord interest at the rate of ten per centum (10%) per annum on the amount of Service Charge outstanding without prejudice to any other rights or remedy which the Landlord may have against the Tenant under this Agreement;

5.2	Increase in Service Charge

5.2.1	The Landlord and/or the Building Management Company shall be entitled in its absolute discretion to increase the Service Charge, if applicable, at any time and from time to time by giving notice in writing to the Tenant and the increased Service Charge shall be payable as from the date specified in the notice.

5.3	Building Management Company

5.3.1	The Developer and/or Building Management Company may in its absolute discretion at any time and from time to time appoint any person, body or corporation or any party to carry out any of the services and maintenance of the Common Property.

The Developer and/or the Building Management Company shall be entitled at any time and from time to time to impose any rules and regulations for the use of the Demised Premises, the Building, the Common Property, the Land or the facilities and the Tenant shall comply with such rules and regulations in default of which it shall be deemed to be breach of this Agreement entitling the Landlord to terminate this Agreement.

5.3.2	It shall be the obligation of the Tenant to check with the Developer and/or the Building Management Company on the latest rules and regulations in force in respect of the use of the Demised Premises, the Building, the Common Property and the Land.

5.4	Payment for Utilities

5.4.1	The Tenant shall promptly and punctually pay for the water, electricity, sewerage (Indah Water) and telephone bills (hereinafter referred to as “All the Utilities”) as and when the same falls due, such payment(s) shall be made within seven (7) days of receipt of the invoice/billing issued by the Landlord to the Tenant.

5.4.2	The Tenant shall be responsible for the payment of all the utilities charges for the Demised Premised with effect from the date of Commencement of the Fit-Out Works.

5.4.3	The Tenant acknowledges that:

5.4.3.1	the water, electricity supply is/are issued by the utilities companies/bodies to the Landlord under a bulk meter; and

5.4.3.2	the Tenant would have to bear a proportion amount of water and electricity supply to the Demised Premises and Indah Water charges.

5.4.4	The Tenant shall maintain and keep secure at all times the meters, switches and other fittings relating to the supply and use of the utilities aforesaid by the Tenant and the Tenant shall wholly responsible for any damage caused therefor and shall fully indemnify the Landlord against all claims, actions and legal proceedings whatsoever made upon the Landlord by any person in respect thereof.

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5.4.5	If applicable and in the event the Tenant shall require gas for the carrying out of its business, the Tenant shall enter into separate agreement directly with the supplier licensed by the Appropriate Authority

5.5	No liability for non-supply or interruption of Utilities

5.5.1	The Landlord shall not be held liable to the Tenant for failure to provide and/or any interruption to the supply of water, electricity, gas (if any), sewerage and other services to the Demised Premises or the Building or any part thereof, as the case may be for any reason whatsoever other than due to the Landlord’s failure to settle the bulk meter bills.

6.	FITTING OUT

6.1	Fit-Out Deposit

6.1.1	Simultaneously with the execution of this Agreement the Tenant shall pay to the Building Management Company:

6.1.1.1	The Fit-Out Deposit of the amount as stipulated in Section 8(a) of Schedule A hereto as security for the due observance and performance of the Tenant’s covenants set out herein; and

6.1.1.2	the bills/invoices for water, electricity and Indah Water charges.

6.2	Fit-Out Works

Preliminary

6.2.1	Prior to the carrying out of the Fit-Out Works the Tenant shall forward the following to the Landlord or the Landlord’s authorized representative including the Landlord’s architects, engineers, consultants and designers appointed by the Landlord or the Building Management Company for approval:

6.2.1.1

detailed plans and specifications for the proposed Fit-Out Works to the Demised Premises including a detailed internal layout plan, structural plan, mechanical and electrical engineering plan and interior and exterior design plan complete with building specifications of the Fit-Out Works showing the floors, walls and ceiling decoration, shop sign and shop front. Where the Fit Out Works requires approval from the Appropriate Authorities the plans drawings and specifications must first be approved by the Landlord prior to the submission to the Appropriate Authorities for approval. For the avoidance of doubt it shall be the obligation of the Tenant to ensure that the Fit-Out Works are safe and comply with all statutory requirements, policies and guidelines and the Landlord’s approval is solely for the Landlord to satisfied itself that the design layout and specifications is/are appropriate and acceptable to the Landlord having regard to the concept and image of the Building;

6.2.1.2	the proposed work schedule from commencement to completion of the Fit-Out Works;

6.2.1.3	the particulars of the Tenant’s contractors, servants, employees and agents carrying out or overseeing the Fit-Out Works;

6.2.1.4	the name, particulars and contact of the person in charge of the Fit-Out Works;

6.2.1.5	a copy of the Public Liability insurance of such insured amount as may be required by the Landlord and Workman Compensation insurance and the receipts of payment of premium;

6.2.1.6	such other information or documents required by the Landlord or the Managing Agent from time to time.

6.2.2	If the Tenant shall require electricity supply in excess of the Landlord’s existing supply arrangement the Tenant shall obtain the prior written consent of the Landlord and any costs and expenses incurred in the Landlord accommodating the Tenant’s request for such additional electricity supply including any payments to Tenaga Nasional Berhad and all costs and expenses for such alteration or installation shall be borne by the Tenant. The Tenant shall be liable for any damages or loss suffered by the Landlord arising from such alteration or installation aforesaid.

6.2.3	The Tenant shall be responsible for all costs and expenses incurred for the Fit-Out Works and where the Landlord is required to sign and/or submit to the Appropriate Authorities any application forms drawings plans or other documents as proprietor of the Land/Building all costs and expenses incurred by the Landlord including all fees payable to the Appropriate Authorities and the Landlord’s consultants shall be borne by the Tenant.

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6.2.4	Any amendments to be the Fit-Out Works required by the Appropriate Authorities must be re-submit to the Landlord for approval;

6.2.5	The Tenant shall commence and carry out the Fit-Out Works not later than the time stipulated in Section 8 (c) of Schedule A hereto or such extension of time as the Landlord may grant in writing and in the event the Tenant shall fail or is unable to commence the Fit-Out Works within the stipulated time or such extension of time granted by Landlord in writing for any reason whatsoever including the failure to obtain the requisite approval(s) from the Appropriate Authorities the Landlord shall be entitled to terminate this Agreement whereupon the provisions of Clause 6.3.2 hereof shall apply.

Carrying out Fit-Out Works

6.2.6	Until the Fit-Out Works are completed, the Tenant shall ensure that the Demised Premises shall be hoarded and shield off from the view of public by decorative panels approved by the Landlord and all costs and expenses incurred therewith shall be borne by the Tenant absolutely.

6.2.7	In carrying out the Fit-Out Works the Tenant shall observe and comply with the following:

6.2.7.1	comply with all rules, guidelines and directives as may be specified from time to time by the Landlord and/or the Building Management Company;

6.2.7.2	carry out the Fit-Out Works in a good and professional manner and in compliance with all laws and regulations and within the time allowed by the Landlord or the Building Management Company for carrying out the Fit-Out Works;

6.2.7.3	ensure its contractors and sub-contractors comply with the instructions and directives of the Landlord and/or the Building Management Company;

6.2.7.4	ensure that the Fit-Out Works are done safely and would not pose any danger to the Tenant’s workers or contractors or other tenants and their invitees;

6.2.7.5	ensure that all partitions, installation, designs, decorations, signs and other works are within the boundaries of the Demised Premises and does not encroach onto the adjoining parcel or space or Common Property;

6.2.7.6	construct and complete the Fit-Out Works in accordance with the plans drawings and specifications as approved by the Landlord and the Appropriate Authorities (if applicable) and ensure that the Fit-Out Works when completed would be fit and safe for occupation;

6.2.7.7	use only non-combustible and non-carcinogenic material and on harmful materials for the Fit-Out Works;

6.2.7.8	at all times to keep the Demised Premises, the Building, Common Property, staircase, landing, passageway, corridors and lift clean and tidy and not store or place any materials anywhere outside the Demised Premises;

6.2.7.9	remove all waste, debris and unwanted building materials to the central refuse collection point identified by the Landlord in default of which the Landlord or the Building Management Company shall be entitled (but not obliged) to carry the same to the central refuse point and the costs shall be borne by the Tenant;

6.2.7.10	not to maim, penetrate, puncture, disturb, damage or do any act or thing which would affect or likely to affect the structure or column or pillars or beam of the Building or the Demised Premises or Common Property or do any act or thing which would or might damage any adjoining or neighboring building(s);

6.2.7.11	not to carry out or permit or suffer any illegal and/or unlawful acts from taking place in the Demised Premises or the Building or Common Property;

6.2.7.12	not to employ or engage whether on full time or part time any non-citizens without the appropriate immigration entry papers and working permit/pass/visa;

6.2.7.13	not to cause any inconvenience, nuisance or damage of any kind to any tenant, lessee or owner of any adjoining or neighbouring property(ies) or their invitees;

6.2.7.14	not to make excessive noise in carrying out the Fit-Out Works and if such noise is inevitable the Tenant shall stop or cause to be stopped the Fit-Out Works until such time as is appropriate for the Fit-Out Works to resume;

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6.2.7.15	not to carry out the Fit-Out Works outside the permitted hours stipulated by the Landlord or the Building Management Company;

6.2.7.16	not to permit or suffer its contractors or sub-contractors or their workers to sleep or cook in the Demised Premises.

6.2.8	The Tenant shall:

6.2.8.1	bear all costs and expenses incurred in connection with any Fit-Out Works;

6.2.8.2	bear the costs and expenses incurred to repair and make good any damage caused to the Building, Common Property and the Land;

6.2.8.3	be solely responsible for the security of the Demised Premises and its construction materials, equipments and other materials and on no account whatsoever shall the Landlord and/or the Building Management Company be responsible or liable for the loss of any construction material, equipment and other materials;

6.2.8.4	bear all costs and expenses for the installation of any additional fire sprinklers and/or compliance with fire protection regulations. For the avoidance of doubt the Tenant shall bear all costs and expenses incurred in the relocation of any existing fire sprinklers or fire protection installations and any damage to such fire sprinklers or fire protection installations during the Fit-Out Works shall be borne by the Tenant;

6.2.8.5	be responsible for any injury or death caused to the Tenant’s contractors sub-contractors or their workers or other tenants or lessee and/or their invitees and any other persons present in the Building or in its vicinity whether authorized to enter or not.

Inspection

6.2.9	The Landlord and/or the Building Management Company shall after giving reasonable notice, whether by itself or together with its consultants, agents or duly authorized representatives be entitled to enter the Demised Premises at any time to inspect the Fit-Out Works and/or to ascertain the progress of the Fit-Out Works and/or to ascertain that the Fit-Out Works are executed in accordance with the plans approved by the Landlord and the Appropriate Authorities (if applicable) and in compliance with the terms of this Agreement.

6.2.10	Where it appears to the Landlord that the Fit-Out Works are not carried out in accordance with the terms of this Agreement and/or not in accordance with the approved Fit-Out Works plans or specification and/or not in accordance with the Appropriate Authority’s approval and/or has encroached onto the adjoining parcel/space and/or Common Property the Landlord shall be entitled to compel the Tenant to demolish or dismantle or to carry out works to rectify the works so as to be in compliance with the plans approved by the Landlord and the Appropriate Authorities (if applicable) at the sole cost and expense of the Tenant and ensure that all such works are within the boundary of the Demised Premises failing which the Landlord is entitled and authorized (but is not obliged) to carry out the above on behalf of the Tenant at the Tenant’s costs and expense.

6.2.11	If the Landlord considers it necessary or expedient due to any material default by the Tenant of the terms of this Agreement in respect of the Fit-Out Works and if a mutual agreement could not be reached between the Landlord and the Tenant the Landlord may be notice in writing to the Tenant withdraw or suspend the licence granted to the Tenant under this Agreement whereupon:

6.2.11.1	the Landlord and/or the Manager and/or Building Management Company shall be entitled to enter the Demised Premises at will;

6.2.11.2	in the event of suspension:

6.2.11.2.1	the Tenant’s right to enter the Demised Premises, the Building and the Common Property shall be suspended until the suspension is lifted by the Landlord and written notice given by the Landlord to the Tenant of the lifting of the suspension;

6.2.11.2.2	the Fit-Out Period shall be extended and where no Fit-Out Fee is charged or the Fit Out Fee is less than the Rent a licence fee for the extended period shall then be charged at the same rate as the Rent;

6.2.11.2.3	the Landlord shall entitled to impose such conditions as the Landlord deems fit for the compliance by the Tenant before the suspension is lifted;

6.2.11.2.4	in the event the Tenant shall fail to comply with the conditions imposed by the Landlord within the time stipulated by the Landlord, the Landlord shall be entitled to withdraw the licence granted by the Landlord to the Tenant to carryout the Fit Out Works whereupon the provisions of Clause 6.2.11.3 hereof shall apply.

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6.2.11.3	in the event of the withdrawal of the licence granted by the Landlord to the Tenant to carryout the Fit-Out Works this Agreement shall terminate whereupon:

6.2.11.3.1	the Tenant shall at its own cost and expense peaceably reinstate the Demised Premises to its original condition and hand over vacant possession of the Demised Premises to the Landlord;

6.2.11.3.2	the Tenant shall at its own cost and expense make good any damage caused to the Demised Premises or the Building or the Common Property or the Land;

6.2.11.3.3	remove all debris and construction materials and equipment from the Demised Premises and ensure that the Demised Premises, the Building, the Common Property and the Land is/are cleaned and cleared of all debris and construction materials of the Tenant or its contractors or sub-contractors;

6.2.11.3.4	the Tenant shall pay to the Landlord a licence fee less the Fit-Out Fee from the date of this Agreement until the termination of this Agreement and full compliance of Clause 6.2.11.3.1 to 6.2.11.3.4 hereof at the rate of the Rent.

Completion of Fit-Out Works

6.2.12	The Fit-Out Works shall be completed in accordance with the terms of this Agreement within the Fit-Out Period as set out in Section 8(d) of Schedule A hereto.

6.2.13	Upon completion of the Fit-Out Works:

6.2.13.1	the Tenant shall give written notice to the Landlord of such completion and the Landlord and/or the Manager shall be entitled (but is not obliged) to inspect the Demised Premises to verify the compliance of the terms of this Agreement by the Tenant; and

6.2.13.2	the Tenant shall ensure that the Demised Premises, the Building, the Common Property and the Land are cleaned and tidied and all waste, debris and unused building materials and other materials in the Demised Premises, the Building, the Common Property and the Land are removed and cleared.

6.2.14	Where the Landlord is satisfied that the Tenant has complied with all its obligations with respect to the Fit Out Works and all sums payable to the Landlord has been paid in full, the Fit-Out Deposit shall be refunded free of interest to the Tenant SUBJECT to deduction of any sum or sums as may be necessary to make good any damage caused by the Tenant or its contractors or sub-contractors and any costs incurred by the Landlord or the Manager arising from a failure of the Tenant to comply with the terms of this Agreement and/or the rules, guidelines and directives imposed in respect of Fit-Out Works.

Indemnity

6.2.15	The Tenant shall indemnify and keep the Landlord fully indemnified and save harmless against all actions, claims, demands, losses, damage, cost and expenses which the Landlord and/or the Manager may become liable as a consequence of or connected with the execution of the Tenant’s Fit-Out Works and/or any acts, omission or negligence of the Tenant, its contractors, sub-contractors, agents, servants, employees, consultants and/or invitees during the Fit-Out Period or otherwise.

6.2.16	The Tenant hereby expressly agrees that any approval given by the Landlord for the Fit-Out Works, plans, drawings or specifications of the Fit-Out Works or any amendments thereto required by the Landlord shall not in any manner whatsoever release the Tenant of any liability to or its indemnity given to the Landlord and/or the Manager hereunder. In addition, the Tenant further agrees that the Landlord shall not be held responsible or liable in any manner whatsoever for any personal injury, death, loss or damage to property or otherwise suffered by any person including the Tenant caused directly or indirectly:

6.2.16.1	by the execution of the Fit-Out Works; and/or

6.2.16.2	any approvals or consent given or any amendments or variations required by the Landlord in respect of any Fit-Out Works; and there shall not in any way or on any account whatsoever be imputed upon the Landlord any liability and it is hereby expressly agreed that it shall be the sole responsibility and obligation of the Tenant to ensure that the Fit-Out Works are and will be safe and will not cause any harm or bodily injury to any person or damage to any property.

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6.3	Licence

6.3.1	Subject to the Tenant having paid the Fit-Out Deposit and the Fit-Out Fee and the Deposits and the Service Charge, if applicable, and Rent in advance, the Landlord shall let the Tenant to take possession of the Demised Premises as a licensee of the Landlord for the Fit-Out Period for the purpose of completing the Fit Out Works pending commencement of the tenancy hereby created.

6.3.2	In the event the Tenant:

6.3.2.1	fails, refuse and/or neglect to take delivery or accept delivery of the Demised Premises for the purpose of carrying out the Fit-Out Works within fourteen (14) days of the Landlord’s request to the Tenant to do so; or

6.3.2.2	fails, refuse and/or neglect to pay Deposits or the Service Charges or the advance Rent or the Fit Out Deposit or the Fit-Out Fee as and when the same falls due; or

6.3.2.3	fails, refuse and/or neglect to commence the Fit-Out Works within fourteen (14) days from the commencement of the Fit-Out Period; or

6.3.2.4	fails, refuse and/or neglect to complete the Fit-Out Works on or before the expiry of the Fit-Out Period or any extended Fit-Out Period, as the case may be; or

6.3.2.5	fails, refuse and/or neglect to comply with the rules, guidelines and directives of the Landlord or the Building Management Company in respect of the Fit-Out Works;

6.3.2.6	fails, refuse and/or neglect to remedy any breach of the terms of this Agreement;

6.3.2.7	commits any of bankruptcy or a bankruptcy notice is served or deemed to have been served on the Tenant or, being a company, the Tenant enters into liquidation whether compulsory or otherwise or a receiver appointed in respect of any part of its assets or a court order or judgment or decree is obtained against the Tenant which remained unsatisfied at the expiry of twenty one (21) days of service on the Tenant or the Tenant makes an assignment for the benefit or its creditors or is unable to pay its debts or distress or execution proceedings is levied against the Tenant which is not satisfied or discharged by the Tenant within fourteen (14) days from the date of commencement of such distress or execution proceedings;

then upon happening of the above events the Landlord shall be entitled to terminate this Agreement by giving the Tenant not less than fourteen (14) days’ written notice whereupon:

6.3.2.8	the licence granted to the Tenant shall cease immediately;

6.3.2.9	the Tenant shall redeliver vacant possession of the Demised Premises in its original state and condition;

6.3.2.10	the Landlord shall be entitled to re-enter the Demised Premises;

6.3.2.11	the Deposits except the Fit-Out Deposits shall be forfeited by the Landlord in addition to any rights or remedy which the Landlord may have against the Tenant including but not limited to the right to claim for the Rent for the unexpired Term and other loss or damages suffered by the Landlord.

7.	COVENANTS BY TENANT

7.1	Covenants by Tenant

7.1.1	The Tenant hereby covenants with the Landlord as follows:

7.1.1.1	Payment of Deposits

To pay to the Landlord the Deposits and the licence fee as and when the same falls due;

7.1.1.2	Payment of Rent etc

To pay to the Landlord the Rent, the Service Charge (if applicable) and the licence fee as and when the same falls due;

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7.1.1.3	Payment of Increase of deposits and charges

To pay to the Landlord any increase in the Deposits, the Rent, the Service Charge (if applicable);

7.1.1.4	Settlement of Outgoings

To promptly and punctually settle all water, electricity, sewerage, telephone and other outgoings bills/invoices in respect of the Demised Premises (quit rent and assessment are not included) and discharge all charges for outgoings and refuse collections;

7.1.1.5	Use/ Purpose

To use the Demised Premises only for the specific purpose set out in Section 9 of Schedule A hereto and not for any other purpose;

7.1.1.6	Licence, Permits, Consent, Approvals

To obtain and maintain at the Tenant’s own cost and expense all licences permits consent and approvals of the Appropriate Authorities for the lawful conduct of the Tenant’s business in the Demised Premises and where required by any legislation or regulations to prominently display such licences permits consent and approvals aforesaid in the Demised Premises;

7.1.1.7	Fines and Penalties

To indemnify the Landlord against any fines, penalties and/or liabilities imposed on the Landlord in respect of any breach of Clause 7.1.1.5 and/or 7.1.1.6 hereof or any matter touching on or connected with the operation of the Tenant’s business at the Demised Premises;

7.1.1.8	Commencement of Business

To commence business on the Business Commencement Date as set out in Section 4(c) of Schedule A hereto;

7.1.1.9	Maintenance of interior of Demised Premises

To keep the fixtures and fittings and the interior of the Demised Premises the flooring and interior plaster or other surface material or rendering on walls and ceiling and the Landlord’s fixtures thereon including doors windows glass shutters locks fastenings electric wiring installations lightings power and other electrical components fire sprinklers and fire fighting equipment and fittings for light and power pipes cistern and other fixtures fittings and additions thereto in good and tenantable repair and clean condition and to replace or to repair any part of the Demised Premises and the Landlord’s fixtures and fittings therein which shall be broken or damaged and further that if any damage is caused to the Landlord or to any person whomsoever directly or indirectly through the said damaged condition of any part of the interior of the Demised Premises the Tenant shall be wholly responsible therefore and shall fully indemnify the Landlord against all claims, demands, actions and legal proceedings whatsoever made upon the Landlord by any person in respect thereof;

7.1.1.10	Cleanliness

To keep the Demised Premises and every part thereof and all decorations therein clean and in the best possible hygienic condition and where applicable to keep all pipes drains basins sinks water closets in the Demised Premises clean and unblocked. In addition, the Tenant shall ensure that all grills, roller shutter, door, internal and exterior surfaces floor signboard floors goods and articles are cleaned and remain clean and presentable on a daily basis and all rubbish garbage unused boxes are disposed or neatly stowed away from sight;

7.1.1.11	Refurbishment/Upgrade

To refurbish and upgrade the Demised Premises and the Tenant’s signs decorations fixtures and fittings and other installations periodically in such intervals as may be stipulated or required by the Landlord so that the Demised Premises and signs decorations fixtures and fittings and other installations shall remain new, attractive and appealing to shoppers.

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7.1.1.12	Pest Control

To carryout periodic pest control and inspection at such intervals as may be specified by the Landlord and where the Landlord has engaged the services of pest control service providers to service the Building the Tenant shall contribute a fair and reasonable amount as may be determined by the Landlord;

7.1.1.13	Entry and Repair

To permit the Landlord and its agents with or without workmen and others and with or without appliances at all reasonable times to enter upon the Demised Premises and to view the condition thereof and to do such works and things as may be required for any repairs alterations or improvements to the Demised Premises and/or the Landlord’s fixtures and fittings and/or to repair in a proper and workmanlike manner any defects for which the Tenant is liable and to pay the Landlord’s costs and expenses incurred therewith. Nothing herein shall relieve the Tenant’s obligations to repair and/or make good and or replace any damage within seven (7) days of service of notice on the Tenant to repair/and or replace and/or to make good the damage Provided Always that in case of urgency and/or emergency such repair or replacement shall be carried out by the Tenant immediately and if the Tenant shall fail to carry out such repair and replacement the Landlord may carryout such repair or replacement at the cost and expense of the Tenant;

7.1.1.14	Damage to Common Property

To repair make good and/or replace any part of the Common Property or Building which is damaged by the Tenant or its employees or invitees or contractors and where such repair or replacement is carried out by the Landlord or the Building Management Company the Tenant shall forthwith on demand pay to the Landlord the costs and expenses incurred by the Landlord or the Building Management Company in carrying out such repair or replacement;

7.1.1.15	Indemnity for Summons etc

To indemnity and keep indemnified the Landlord against any and all summons, actions, proceedings, claims and demands costs damages and expenses which may be levied brought or made against the Landlord or which the Landlord may pay sustain or incur by reason of any act or omission or use the Demised Premises by the Tenant, his/her/their servants, agents, licensees or invitees;

7.1.1.16	Receipt of Notices

Upon the receipt of any notice, order or direction issued pursuant to any ordinance, regulations, by-laws, Act or legistration by a competent authority affecting or likely to affect the Demised Premises whether the same shall be served directly on the Tenant or the original copy thereof be received from any underlessee or other person whatsoever the Tenant shall comply with such notice, order or direction at its own expense and will forthwith deliver to the Landlord a copy of such notice, order or director;

7.1.1.17	Viewing prior to termination/expiry of tenancy

To permit the Landlord and/or its agents at any time within three (3) months prior to the expiry of the Terms hereby created upon prior appointment to bring prospective tenants to view the Demised Premises for the purpose of letting the same

7.1.1.18	Insurance by Tenant and Security

At all times throughout the Term hereby created to keep the Tenant’s own goods, articles and property in the Demised Premises insured against loss or damage by theft, burglary, fire, water, strikes, riots, civil commotion and other risks as may be required by the Landlord and to pay all premiums incurred therewith and the Tenant hereby absolve the Landlord from all liability whatsoever and howsoever sustain arising from the loss of or damage to the Tenant’s goods, articles or property at the Demised Premises or the Building or Common Property. The Tenant shall at all times keep the Tenant’s goods, articles and property safe and guarded against theft, burglary, accident or damage and in the event of any loss arising therefrom the Tenant shall immediately notify the Landlord and lodge a police report on the matter and deliver a copy of the police report to the Landlord for the record;

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7.1.1.19	Prohibition against storage of arms etc

Not to store or bring upon the Demised Premises or the Building, or the Common Property or the Land any arms, ammunition or unlawful goods, gunpowder, saltpeter, kerosene or any explosive or combustible substance in any part of the Demised Premises and not to place or leave at the entrances or stairways, passages or corridors of the Demised Premises or Building or the Common Property or the Land any boxes or rubbish or other water or debris and to keep the Demised Premises in a clean condition;

7.1.1.20	Prohibition against unlawful use

Not to use the Demised Premises for any unlawful purpose and not to do or permit to be done any act or thing which may infringe the rules and regulations set down by the Landlord or the Building Management Company;

7.1.1.21	Prohibition against accumulation of dirt

Not to use the Demised Premises or do anything which causes the accumulation of dirt, rubbish or debris of any sort in or outside the Demises Premises or the Building or Common Property or which cause any unreasonable amount of noise or which in the opinion of the Landlord is undesirable or unsuitable;

7.1.1.22	Prohibition against assignment

Not to assign, underlet or part with the actual or legal possession of the Demised Premises or any part thereof for any terms whatsoever;

7.1.1.23	Prohibition against infringement of laws

Not to do or permit to be done on the Demised Premises anything which will or may infringe any of the laws by-laws or regulations made by the government, the local town board or any competent authority affecting the Demised Premises or the Building;

7.1.1.24	Prohibition against infringement of land use

Not to use or permit the Demised Premises to be used for any purpose which may infringe the express or implied conditions of the title or the category of land use.

7.1.1.25	Prohibition against voiding of insurance policies

Not to do or permit or suffer to be done anything whereby the policy or policies of insurance on the Demised Premises and/or the said Building against loss or damage by fire for the time being subsisting may become void or voidable or whereby the rate of premium thereon may be increased and to make good and indemnify the Landlord against all damages suffered by the Landlord as a result of the policy or policies of insurance rendered void or voidable and to further pay to the Landlord all sums paid by the Landlord by way increased premium and all expenses incurred by the Landlord in or about any renewal of such policy or policies rendered necessary by a breach or non-observance of this covenant;

7.1.1.26	Prohibition against damage to sprinklers

Not to damage, meddle, remove or adjust the position of the fire sprinklers or other fire fighting installations unless the prior written consent of the Landlord has been obtained and where the fire sprinklers or other fire fighting installations are required to be removed or adjusted or increased whether in compliance with the Appropriate Authorities directions or requirements or otherwise the costs and expenses of such compliance shall be borne by the Tenant;

7.1.1.27	Prohibition against affixing signs etc

Not to affix erect attach or exhibit or permit or suffer so to be done any placard, poster, notice, advertisement, name or sign whatsoever other than at such place as may be designated by the Landlord;

7.1.1.28	Prohibition against alterations

Not to make or permit to be made any alterations in or additions to the Demised Premises otherwise than in accordance with the approved Fit-Out Works or the Landlord’s fixtures, fittings and decorations therein without having first obtained the written licence and consent of the Landlord;

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7.1.1.29	Prohibition against Overloading

Not to bring into or install in or place in the Demised Premises and/or the Building and/or the Common Property any item, fixture, plant or machinery which may exceed the floor load or cause stress or damage to the structure of the Building or Common Property or any part thereof. The Landlord may prescribed the weight and position for placement of safes and other heavy articles in the Demised Premises;

Subject to the Landlord’s written approval, the Tenant shall prior to bringing into the Building or Common Property of the Demised Premises any heavy machinery fitting plant or equipment goods or articles provide adequate details of the nature size weight of the same and the Landlord may prescribe the transportation time and route and the Tenant shall comply with such directions;

7.1.1.30	Prohibition against using the roof trusses

Not to suspend any article from the roof or roof trusses or ceiling whether for storage or display or otherwise without the prior written consent of the Landlord;

7.1.1.31	Prohibition against Dwelling and Cooking

Not to use, permit or suffer the used of the Demised Premises whether during the Fit-Out Period or the Term of the tenancy for dwelling purposes or carry out any form of cooking;

7.1.1.32	Prohibition against Auctions

Not without the prior written consent of the Landlord consent conduct or allow any auction by whatever name called in the Demised Premises or any other manner of sale which in the opinion of the Landlord is not keeping with the image/reputation of the Building or which would adversely affect the business of other tenants;

7.1.1.33	Prohibition against Animals/Pets

Not to keep or permit or suffer to be kept any animals or pets in the Demised Premises or on in any part of the Building or Common Property or the Land;

7.1.1.34	Prohibition against Religious Altars

Not to display or install in the Demised Premises or the Building or Common Property or Land any religious altars or other religious items or burn any incense or other offerings therein;

7.1.1.35	Prohibition against obstruction

Not to cause or permit or suffer to be caused any obstruction impediment or prevent the access to or egress from the car park by indiscrimate parking whether by the Tenant or its employees or invitees or suppliers or contractors and to park their vehicles at designated car parks (if any);

7.1.1.36	Prohibition against encroachment

Not to place any signs, poster, fixtures and fittings, goods, articles, boxes or other effects outside the Demised Premises or encroach onto the space or boundaries of adjacent parcels/space or the Common Property;

7.1.1.37	Surrender of vacant possession

At the expiration of termination of this tenancy or the licence granted herein to the Tenant, to peaceably surrender and yield up to the Landlord the Demised Premises with the Landlord’s fixtures and fittings thereto in its original condition (fair wear and tear excepted) and to clear up any rubbish and to peaceably and quietly deliver up to the Landlord vacant possession of the Demised Premises in good, clean and proper state of tenantable repair and condition in accordance with Clause 10.5.1.2 hereof.

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7.2	Additional Covenants by the Tenant

7.2.1	The Tenant shall permit the Landlord its agents contractors or workmen at any time with prior notice to enter the Demised Premises:

7.2.1.1	to lay, fix in and lead through or carry out repairs to wires, cables, ducts for the installation or supply of electricity, air-conditioning, public address system, sound system, pipes for water supply or discharge, gas, waste and sewerage as the Landlord may from time to time require to be laid and fixed in and led through or repaired for the Demised Premises or the Building or Common Property; or

7.2.1.2	for the general purpose of repairing, removing and/or replacing all or any of the above;

and the Landlord shall endeavour to carry out such works with expediency and minimal disruption to the business of the Tenant.

7.2.2	The Tenant shall install at the Tenant’s own cost and expense all telecommunication equipment as the Tenant may require in such manner that the wires do not run across the floor or ceiling or along the walls so as to be visible and shall ensure that the same is/are properly concealed with appropriate ducts.

7.2.3	The Tenant shall not install its own public address system or sound system within or outside the Demised Premises without the prior written consent of the Landlord and where such consent is granted the Tenant shall ensure that the Tenant’s system shall be compatible in all material aspects with the Landlord’s public address and sound system.

7.2.4	The Tenant hereby expressly declares and agrees that the Tenant shall not apply to the Appropriate Authorities for the endorsement of this tenancy on the register document of title of the Land pursuant to Section 316 of the National Land Code.

7.3	Operation of Business

7.3.1	The Tenant shall be required to commence business on the Business Commencement Date as set out in Section 4(c) of Schedule A.

7.3.2	The Tenant shall at all times conduct its business for the purpose set out in this Agreement in a reputable manner and by the best standards befitting the kind of business carried out by the Tenant at the Demised Premises. The Tenant shall not conduct its business in any manner that my in the opinion of the Landlord adversely affect the image of the Landlord or the image of the Building.

7.3.3	The Tenant is prohibited from changing the type of business conducted at the Demised Premises or its name or trade name unless the prior written approval of the Landlord is first had and obtained, which approval may be granted or withheld at the absolute discretion of the Land.

7.3.4	The Tenant is prohibited from carrying on any unlawful or illegal or immoral business or activities at the Demised Premises.

7.3.5	The Tenant shall load and unload its goods at designated loading bay (if any) and shall only use lift(s), if any, designated for such loading and unloading (if any) and the Tenant shall comply with all rules and regulations imposed by the Developer or the Building Management Company with respect to the loading and unloading of goods.

8.	FURTHER RENOVATIONS

8.1	Further renovations by Tenant

8.1.1	The Tenant shall not make any alterations or renovations to the Demised Premises without the prior approval of the Landlord after the completion of the Fit-Out Works.

8.1.2	If the Tenant desires to carry out any renovation works the Tenant shall submit detailed drawings and specifications of the renovation works proposed to be done to the Landlord for approval.

8.1.3	Where the Landlord consents to the renovation works the Landlord may impose such conditions as the Landlord deems fit and in addition thereto the Tenant shall be required to pay to the Landlord or the Building Management Company a renovation deposit of such amount as may be stipulated by the Landlord and the provisions relating to terms and conditions and carrying out of Fit Out Works as set out in Clause 6 hereof shall apply mutadis mutandis to the renovation works with necessary modification, where necessary, to give effect to the intention herein.

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9.	LANDLORD’S COVENANTS

9.1	Landlord’s Covenants

9.1.1	PROVIDED THAT the Tenant has promptly and punctually pay to the Landlord the Deposits, Rent, Service Charge (if applicable) and all other sums payable under this Agreement and have duly comply observed and performed the terms of this Agreement the Landlord covenants with the Tenant as follows:

9.1.1.1	the Landlord shall permit the Tenant the quiet enjoyment of the Demised Premises during the tenancy hereby created without any interruption by the Landlord or any person lawfully claiming through him;

9.1.1.2	the Landlord shall promptly and punctually pay all quit rent and assessment as and when the same falls due save and except in so far as the same or any part thereof are payable by the Tenant under the terms of this Agreement;

9.1.1.3	the Landlord shall keep the roof and main structure of the Building in good and tenantable repair;

9.1.1.4	the Landlord shall use its best endeavours to maintain the existing fire sprinkler system but shall not be liable to the Tenant in the event the fire sprinkler system shall fail to function but the Tenant shall be responsible to maintain all movable and non-fixed fire fighting equipment and any additional fire sprinkler installed by the Tenant by itself or in compliance with the requirements or directive of the Appropriate Authorities;

9.1.1.5	the Landlord shall ensure that the Building is insured against fire but the Tenant shall be required to insure its own goods articles property and installations;

9.1.1.6	the Landlord shall comply with the additional covenants set out in Schedule C hereto;

9.1.1.7	the Landlord agrees that the Tenant shall be permitted at its own cost and expense to put up its signage at the place designated by the Landlord and if the Tenant requires to put up additional signage at any other place other than the designated place the Tenant shall be liable to pay to the Landlord such sum as may be stipulated by the Landlord if the Landlord so permits;

9.1.2	The Tenant hereby agrees that the Landlord is not required to take out any public liability insurance and it shall be the obligation for the Tenant to take out its own public liability insurance in respect of its business and Fit-Out Works and renovation works.

10.	TERMINATION

10.1	Termination by Landlord

10.1.1	The Landlord and the Tenant hereby expressly agree and declare that:-

10.1.1.1	if the Rent hereby reserved or any part thereof shall at any time be unpaid for seven (7) days after the same shall become due (whether formally or legally demanded or not); or

10.1.1.2	if the Service Charge, if applicable or any part thereof or any sum payable by the Tenant to the Landlord shall remain unpaid for seven (7) days after the same shall become due (whether formally or legally demanded or not); or

10.1.1.2	A if the SST payable in respect of any sum payable by the Tenant to the Landlord under this Agreement including, but not limited to SST payable on the Rent and also include SST payable to Service Charge, if applicable; or

10.1.1.3	if the Tenant fails refuse and/or neglect to pay the relevant bills/invoice for electricity or water or sewerage and the same remains outstanding at the expiry of seven (7) days from the date the invoice or bill was issued to the Tenant; or

10.1.1.4	if the Tenant shall at any time fails and/or refuse and/or neglect to perform and observe any of the covenants and conditions herein contained and, on its part, to be performed and observed; or

10.1.1.5	if the Tenant shall at any time fails and/or refuse and/or neglect to open and operate its business at the Demised Premises during the prescribed business hours or the Demised Premises is left abandoned or unoccupied for a continuous period of not less than seven (7) days; or

10.1.1.6	if the Tenant shall make any assignment for the benefit or its creditors or enter into any agreement or make any arrangement with its creditors by compositions or otherwise; or

10.1.1.7	if the Tenant shall have a receiving order make against it; or

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10.1.1.8	if the Tenant being a company enters into liquidation whether compulsory or voluntary (except for the purpose of reconstruction or amalgamation); or

10.1.1.9	if the Tenant shall commit an act of bankruptcy;

then in any such case it shall be lawful for the Landlord at any time thereafter to serve a forfeiture notice upon the Tenant in accordance with the provision of Section 235 of the National Land Code and it is hereby mutually and expressly agreed that any period or not less than fourteen (14) days stipulated in the said forfeiture notice for the Tenant to remedy the breach specified or to make reasonable compensation in money therefore to the satisfaction of the Landlord or to settle any outstanding rent is a reasonable period and if upon expiration of the period specified in the said forfeiture notice the Tenant fails, refuse and/or neglect to remedy the breach specified or make the compensation in money to the satisfaction of the Landlord or settle all outstanding rent then it shall be deemed that the tenancy hereby created and this Agreement shall have been terminated and the provisions of Clause 10.2 hereof shall apply.

10.2	Consequences of Termination

10.2.1	Upon the termination of this Agreement and the tenancy hereby created pursuant to the provision Clause 10.1 hereof or any unlawful termination of this Agreement by the Tenant and in addition to damages payable by the Tenant to the Landlord for breach of contract:

10.2.1.1.1	the Deposits shall be forfeited to the Landlord subject to additional condition 2 of the Schedule D to this Agreement;

10.2.1.1.2	the Landlord shall be entitled to claim and recover all monies due or owing by the Tenant to the Landlord as well as the Rent for the unexpired term of the tenancy and all costs and expenses in recovering the same (including the Landlord’ solicitors costs on a solicitor-client basis) shall be borne by the Tenant;

10.2.1.1.3	all services to the Demised Premises including but not limited to supply of water, electricity and air-conditioning shall be discontinued;

10.2.1.1.4	it shall be lawful for the Landlord re-enter upon the Demised Premises or any part thereof in the name of the whole and thenceforth hold and enjoy the same as if this tenancy had not been granted but without prejudice to any right of action or remedy of the Landlord for any antecedent breach of covenant by the Tenant and whenever this power of entry shall arise (whether the same be exercised or not) the rent for the month current shall immediately become payable in full;

10.2.1.1.5	the provision of Clause 10.5.1 hereof shall apply.

10.3	No right of unilateral termination by Tenant

10.3.1	It is hereby agreed and confirmed by the Tenant that nothing contained in this Agreement shall give the Tenant the right of determining this Agreement before the expiry of the Term hereby created and notwithstanding any unilateral determination on the part of the Tenant, the Tenant shall remain liable for the Rent in full for the remaining months of the unexpired Term which together with any arrears and other sums payable by the Tenant shall be recoverable as a debt due to the Landlord by the Tenant.

10.4	No waiver on payment

10.4.1	For the avoidance of doubt the acceptance of Rent and/or any other sum or payment by the Landlord shall not be deemed or operate as a waiver by the Landlord of any right of action against the Tenant in respect of any breach of any of the Tenant’s obligation herein contained in this Agreement.

10.5	Termination of Expiry of tenancy

10.5.1	Upon the termination (lawful or otherwise) or expiry of the tenancy hereby created or any extension thereof:

10.5.1.1.1	the Tenant shall deliver vacant possession of the Demised Premises to the Landlord in a good and tenantable condition and in accordance with Clause 10.5.1.2 hereof failing which:

10.5.1.1.1	the Tenant shall be deemed holding over and shall be liable to pay to the Landlord double rental in accordance with the Civil Law Act, 1956 from the date of termination or expiry of the tenancy, as the case may be, until the date vacant possession in the manner aforesaid has been delivered by the Tenant to the Landlord and all costs and expenses incurred by the Landlord (including the Landlord’ solicitors fees on a solicitor-client basis) in repossessing the Demised Premises shall be borne by the Tenant;

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10.5.1.1.2	the Landlord shall be entitled and authorized to remove all goods, possession, objects, articles, equipment, machineries and other effects found or located or stored in the Demised Premises (hereinafter referred to as the “Tenant’s Items”) and store the Tenant’s Items at any place or warehouse as the Landlord deems fit at the cost and expense of the Tenant and if at the expiry of Thirty (30) days from the date of notice by the Landlord to the Tenant to remove or collect the Tenant’s Items, the Tenant fails, refuses and/or neglects to collect the Tenant’s Items and pay for the costs and expenses incurred by the Landlord in reinstating the Demised Premises to its original state and condition and storage of the Tenant’s Items the Landlord shall be at liberty to sell and/or auction off the Tenant’s Items and use the proceeds thereof to pay for the costs and expenses of storage and disposal/sale/auction and all sums owing to by the Tenant to the Landlord and damages payable by the Tenant to the Landlord and the balance thereof (if any) shall be paid to the Tenant free of interest;

10.5.1.1.3	the Tenant agrees that the Tenant’s Items may be sold by the Landlord at such price as it deems fit and the Tenant hereby irrevocably declares that it shall be bound by the sale price and shall not on any account whatsoever challenge the sale price on the ground that it does not represent a fair and adequate market value or that the Landlord has no authority to sell the Tenant’s Items.

10.5.1.2	The Tenant shall reinstate the Demised Premises to its original state and condition unless requested not to do so by the Landlord in writing in which event the Tenant shall only remove such renovation or fixtures required to be removed by the Landlord and the Tenant agrees that no compensation or reimbursement of whatsoever amount shall be required to be paid by the Landlord to the Tenant in respect to any improvement or work done to the Demised Premises.

10.6	Additional Rights of the Landlord

10.6.1	Upon any breach of the terms of this Agreement the Landlord shall be at liberty to exercise all or any of the remedies available to the Landlord in any manner it deems fit. Any action taken by the Landlord to exercise any one or more of the remedies shall not prejudice or affect any other remedies claims or rights which the Landlord may have in law or in equity under the terms herein.

10.6.2	If any fees, costs, charges or interest are outstanding or have become payable by the Tenant to the Landlord under this Agreement the Landlord shall be entitled (but is not obliged) at its absolute discretion to treat any purported payment of Rent by the Tenant firstly towards account of any fees, costs, charges or interest due to the Landlord and the balance thereafter, if any, shall then be treated as payment of Rent and if any shortfall of Rent shall arise the Tenant shall be deemed to be in default if the Tenant fails to settle the shortfall within seven (7) days of demand for the shortfall in Rent.

11.	ADDITIONAL EXCLUSION OF LIABILITIES AND INDEMNITY

11.1	Additional Exclusion of Liabilities

11.1.1	The Tenant hereby expressly agrees that:

11.1.1.1.1	the Landlord shall not be liable to the Tenant or the Tenant’s license, servants, employees, agents, invitees and/or any other person who may be permitted to enter the Building or the Demised Premises for any loss or damage or injury to person or property suffered in the Demised Premises or the Building or the Common Property or the Land;

11.1.1.1.2	the Landlord shall not be liable to the Tenant or the Tenant’s license, servants, employees, agents, invitees and/or any other person who may be permitted to enter the Building or the Demised Premises for any injury or damage sustained due to the overflow of water or water leakages or accidental discharge of the fire sprinkler system or other fire fighting installations;

11.1.1.1.3	the Landlord shall not be liable to the Tenant or the Tenant’s license, servants, employees, agents, invitees and/or any other person who may be permitted to enter the Building or the Demised Premises for any injury or damage sustained arising from the non-discharge or non- functioning of the fire sprinkler system in the event of fire;

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11.1.1.1.4	the Landlord shall not be liable to the Tenant for any-supply or disruption in supply of electricity, water, air conditioning to the Demised Premises or the Building or the Common Property or the disruption of service to lifts and/or escalators whether arising from non- supply by the relevant utilities companies/bodies or repair, maintenance or renovation works carried out by the Landlord or other tenants or as a result of any breakdown or otherwise;

11.1.1.1.5	the Landlord shall not be liable to the Tenant or the Tenant’s license, servants, employees, agents, invitees and/or any other person who may be permitted to enter the Building or the Demised Premises for any damage to any vehicles parked in the car park or on the Land or injury to person or property as a result of or caused by flood, landslide or other calamities.

11.2	Additional Indemnities

11.2.1	The Tenant agrees that if any damage or loss is caused to the Landlord or to any person whomsoever in the Demised Premises arising or caused by any item (whether defective or damage or otherwise and notwithstanding that the item may be the Landlord’s fixtures) within the Demised Premises the Tenant shall be fully liable for all loss and damage sustained by the Landlord or any such person aforesaid.

11.2.2	The Tenant shall be liable for any act default and/or omission of its employees, servants, agents, contractors, licensees or invitees and any such act default and/or omission shall be deemed to be the acts or omission of the Tenant.

12.	DAMAGE TO THE DEMISED PREMISES

12.1	Damage to the Demised Premises

12.1.1	if the Demised Premises or any part thereof shall be destroyed or damaged by fire, explosion, lightning, riot, civil commotion, tempest, flood, landslide or any unforeseen circumstances (except where such damage or destruction has been caused by the fault or negligence of the Tenant) or in any way rendered unfit for use or occupation so as to be unfit for use for a period greater than one (1) month, then the rent hereby covenanted to be paid or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Demised Premises shall again be rendered fit for habitation and use and if the Demised Premises or any part thereof is not rendered fit for occupation or use within three (3) months of the occurrence of the event aforesaid either party may determine the tenancy by giving one (1) month’s notice in writing but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of covenant Provided That nothing in this clause shall render it obligatory on the Landlord to restore, reinstate or rebuild the Demised Premises or any part thereof if the Landlord in its absolute discretion does not desire to do so.

12.2	In the event of the determination of the tenancy as aforesaid the Deposits less such monies as may be found to be owing or payable by the Tenant to the Landlord by virtue of the provisions herein contained shall be refunded free of interest by the Landlord to the Tenant within four (14) days of determination of the tenancy.

13.	RENEWAL

13.1	Renewal

13.1.1	Provided Always that the Tenant have promptly and punctually paid the Rent hereby reserved and performed all the stipulations and covenants up to the determination of the term hereby created and Provided Further that the Tenant shall pay such increase in the Deposits as the Landlord may stipulate the Landlord may on the written request of the Tenant made at least three (3) months but not earlier than five (5) months before the expiration of the term hereby created grant to the Tenant a further terms as stipulated in Section 10 of Schedule A hereto at a rental to be agreed upon between the parties hereto and upon the same covenants and provisions with the exception of this clause SUBJECT THAT the Landlord may impose such conditions as it deems fit in agreeing to the renewal of the tenancy.

13.1.2	In the event the parties are unable to agree on the rent for the renewal term:

13.1.2.1.1	the Landlord shall appoint an independent qualified and reputable valuer to determines the prevailing market rental at the cost and expense of the Tenant and the rent so determined by the said valuer shall be final and conclusive and binding on the parties hereto;

13.1.2.1.2	the prevailing market rent as determined by the said valuer shall take effect from the commencement of the renewal period;

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13.1.2.1.3	pending determination of the prevailing market rental by the said valuer the Tenant shall continue to pay the rent based on the existing Rent subject that within seven (7) days of determination of the prevailing market rent by the said valuer:

14.1.2.3.1	the Tenant shall pay any shortfall in the rent to the Landlord; or

14.1.2.3.2	the Landlord shall refund any overpayment to the Tenant;

13.1.3	As the case may be failing which interest at the rate of ten per centum (10%) per annum on the amount to be paid or refunded shall be payable by the defaulting party.

14.	GUARANTEE

14.1	The Tenant shall furnish to the Landlord a Letter of Guarantee and Indemnity (hereinafter referred to as the “Guarantee and Indemnity”), simultaneously with the execution of this Agreement. The Guarantee and Indemnity is to be signed by the Director/Director(s), for the time being in his/her/their, guaranteeing the performance and observance by the Tenant of all the Tenant’s covenants and other terms of this Agreement and to indemnify the Landlord against all losses and damages suffered and/or incurred or to be suffered and/or incurred by the Landlord arising out of any breach, non-observance or non-performance by the Tenant of its covenants or other terms of this Agreement.

15.	ADDITIONAL TERMS AND CONDITIONS

15.1.1	This Agreement shall be subject to the additional terms and conditions set out in Schedule D hereto and in the event of a conflict between the terms of this Agreement and the additional terms and conditions set out in Schedule D hereto the additional terms and conditions shall prevail.

16.	GENERAL

16.1	Notice

16.1.1	Any notice requiring to be served hereunder shall be in writing and shall be sufficiently served on the Tenant if left addressed to it on the Demised Premises or forwarded to him by A. R. Registered Post to his last known address or place of business or registered office and any notice to the Landlord shall be sufficiently served if sent by A.R. Registered Post or delivered personally to them at the address herein given. A notice sent by post shall be deemed to be given at the time when it ought in due course of post to be delivered after three (3) working days from the date of posting at the address to which it is sent.

16.2	Costs

16.2.1	The stamp duty and the incidental disbursements incurred in respect of this Agreement including the Landlord’s solicitor’s fees shall be borne and paid by the Tenant absolutely.

16.3	Time

16.3.1	Time wherever mentioned shall be of the essence of this Agreement.

16.4	Waiver

16.4.1	Any indulgence or time given by the Landlord or any knowledge or acquiescence by the Landlord in respect to any breach of any terms of this Agreement shall not constitute a waiver of or prejudice the Landlord’s right herein contained and the Landlord shall be entitled to exercise all or any of its rights under this Agreement.

16.5	Severability

16.5.1	Any term condition stipulation provision covenant or undertaking in this Agreement which is illegal void prohibited or unenforceable shall be in effective to the extent of such illegality voidness prohibition or unenforceability without invalidating the remaining provisions of this Agreement or other terms conditions stipulations provisions covenants or undertaking in this Agreement.

16.6	Binding Effect

16.6.1	This Agreement shall be binding on the heirs and personal representatives’ successors-in-title liquidators receivers managers and permitted assigns of the parties hereto.

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16.7	Annexure and Schedules

16.7.1	The Schedule(s) and Annexure(s) to this Agreement shall form and be taken read and construed as an integral part of this Agreement.

16.8	Governing Law

16.8.1	This Agreement shall be governed by the laws of West Malaysia and the parties hereto submit to the courts of West Malaysia.

16.9	Whole Agreement

16.9.1	This Agreement encompasses the whole agreement between the parties hereto and supersedes all previous letters of intent, letters of offer, memoranda of agreement, correspondences and agreements made between the parties hereto whether oral or written in respect of the rental of the Demised Premises and no variation amendments or modification to this Agreement shall be effective unless made in writing and signed by all the parties hereto.

16.10	No Assignment

16.10.1	The Tenant shall not assign or transfer all or any of its rights under this Agreement of delegate its performance to any party without the prior written consent of the Landlord first load and obtained which consent may be given or withheld at the absolute discretion of the Landlord without the need to assign any reason whatsoever.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first above written.

SIGNED by	)
for and on behalf	)
the Landlord	)
in the presence of:-)

/s/ BERJAYA STEEL WORKS SDN BHD
BERJAYA STEEL WORKS SDN BHD
[Company Registration No. *]
Name: CHIN SIEW LING
NRIC No.: [*]

/s/ PUN H0NG YING
Witnessed by
Name: PUN H0NG YING
NRIC No.: [*]

SIGNED by	)
for and on behalf of	)
the Tenant	)
in the presence of:-)

/s/ STARBOX REBATES SDN. BHD.
STARBOX REBATES SDN. BHD.
[Company Registration No. *]
Name: CHOO KEAM HUI
NRIC No.: [*]

/s/ LOW POOI LAI
Witnessed by
Name: LOW POOI LAI
NRIC No.: [*]

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SCHEDULE A

SECTION		PARTICULARS

1

Name and Particulars of Tenant

STARBOX REBATES SDN. BHD.

[Company Registration No. *]

V02-03-07, Velocity Office 2,

Lingkaran SV, Sunway Velocity,

55100 Kuala Lumpur

Telephone No.: 012-2217461 (Ms Pooi Lai)

2		Particulars of the Demised Premises V02-03-05, Lingkaran SV, Sunway Velocity, 55100 Kuala Lumpur, Wilayah Persekutuan.

3		Term of Tenancy Two (2) years

4	(a)	Commencement Date

1st May 2023

	(b)	Expiry Date of Tenancy

30th April 2025

	(c)	Business Commencement Date

Tenant discretion to commence its business date at any date.

5	(a)	Rent

Ringgit Malaysia Six Thousand Seven Hundred and Sixty (RM6,760.00) only.

Mode of Payment

		Direct bank into:	BERJAYA STEEL WORKS SDN BHD
		Bank Name:	HONG LEONG BANK BERHAD
		Bank Account	[*]

or any other account as informed by the Landlord.

	(b)	Time of payment of Rent

1st day of each calendar month punctually from the date of commencement of each month.

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SECTION		PARTICULARS

6	(a)	Security Deposit

Ringgit Malaysia Twenty Thousand Two Hundred and Eighty (RM 20,280.00) only

	(b)	Utilities Deposit

Ringgit Malaysia Six Thousand Seven Hundred and Sixty (RM 6,760.00) only.

	(c)	Service Change Deposit

Not Applicable

7	(a)	Service Changes

Not Applicable

	(b)	Time of Payment of Service Charge

Not Applicable

8	(a)	Fit-Out Deposit

Nil

	(b)	Fit-Out Fee

Nil

	(c)	Date for Commence of Fit-Out Works

Nil

	(d)	Fit-Out Period
Nil

9		Specific Use of the Demised Premises

Office [for the use on the business which shall be a legal business purpose and in accordance and compliance with all provisions of any Act, Laws, Bye-Laws that are in enforceable].

10		Renewal Term

One (1) year from expiry of the Term [Provided the Landlord is informed by the Tenant with two (2) months’ notice in writing prior to the end of the term] with not more than twenty per centum (20%) increment of the Monthly Rental or at the prevailing market rate, whichever is higher.

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SCHEDULE B

[FIXTURES AND FITTINGS]

Nil

--------------------------------

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SCHEDULE C

[ADDITIONAL COVENANTS BY THE LANDLORD]

Nil

--------------------------------

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SCHEDULE D

[ADDITIONAL TERMS AND CONDITIONS]

1.	Notwithstanding any provisions to the contrary in this Agreement the Tenant may at any time during the Term of this tenancy terminate this Agreement by giving the Landlord three (3) months’ notice in writing and upon such termination the Deposits shall be forfeited to the Landlord absolutely as agreed liquidated damages SUBJECT that in the event the Tenant is able to secure a new tenant to take up the tenancy of the Demised Premises at a rent not less than the Rent upon the same terms and conditions of this Agreement the Landlord agrees that the Deposits shall not be forfeited as aforesaid and Clause 10.3 hereof shall not apply.

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SCHEDULE E

[LAYOUT AND FLOOR PLAN]

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